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                                                                   Exhibit 10.6


AlixPartners LLC                           Detroit   New York   Chicago  Dallas
         Changes the outcome


April 7, 2003


Mr. Raymond Milchovich
Chief Executive Officer
Foster Wheeler Ltd.
Perryville Corporate Park
Clinton, NJ  08809-4000

Re:  Interim Management and Restructuring Services - First Amendment

Dear Mr. Milchovich:

This letter represents the First Amendment to the agreement dated November 22, 2002 (the "Agreement") between AP Services, LLC, ("APS") and Foster Wheeler Ltd., a Bermuda corporation (the "Company"), to provide interim management services and to assist the Company in its restructuring. Except as modified herein, all other terms and conditions of the Agreement shall remain intact.


APS will provide Kenneth A. Hiltz to serve as the Company's Chief Financial Officer, reporting to the Company's Chief Executive Officer. Ken will work collaboratively with the senior management team and other Company professionals and will assist the Company in evaluating and implementing strategic and tactical options through the restructuring process.



The Company agrees to pay APS a "Success Fee" which is incremental to the Success Fees reflected in the Agreement and will be calculated as follows:

o The Company agrees to pay APS a monthly non-refundable Success Fee of $100,000 beginning on May 1, 2003 and continuing to January 1, 2004, provided that APS is actively engaged in providing services to the Company. As we have discussed, during the first 2-3 months of Ken's appointment as CFO, he may still be actively engaged at another client on a part-time basis. During that period, if Ken bills, on average, less then 32 hours per week due to his other client commitments, APS agrees to limit the Success fee to $50,000 for that month. The success fee will be invoiced once per month. At January 5, 2004, if the Company continues to seek services from APS, APS and the Company agree to negotiate a new success fee.

77 West Wacker Drive/ Suite 4840/ Chicago, IL/ 60601/ 312-346-2500/312.346.2585
fax/ www.alixpartners.com

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AlixPartners LLC
         Changes the outcome


We acknowledge that the Company paid a retainer of $250,000 in accordance with the terms of the Agreement. APS hereby requests that the retainer be increased by $100,000 to $350,000 and will be subject to the provisions as reflected in the Agreement.

In addition to the indemnification provided for in the Agreement, the Company acknowledges that Ken Hiltz, as CFO, is entitled to the benefit of the most favorable indemnities provided by the Company to its officers and directors, whether under the Company's by-laws, certificates of incorporation, by contract or otherwise. Furthermore, the Company agrees that it will specifically include Ken Hiltz, serving as the CFO of the Company, under the Company's policy for directors' and officers' ("D&O") insurance. In the event that the Company is unable to include Ken Hiltz under the Company's policy or does not have first dollar coverage in effect for at least $10 million, (e.g., such policy is not reserved based on actions that have been or are expected to be filed against officers and directors alleging prior acts that may give rise to a claim), it is agreed that APS will attempt to purchase a separate D&O policy that will cover its employees and agents only and that the cost of same shall be invoiced to the Company as an out-of-pocket cash expense. If APS is unable to purchase such D&O insurance, then we reserve the right to terminate this agreement. In the event that other Temporary Staff become officers of the Company, such individuals will be entitled to the same benefit.

If this First Amendment meets with your approval, please sign and return the enclosed copy. We look forward to our continuing relationship with you.

Sincerely yours,

AP SERVICES, LLC


/s/ Kenneth A. Hiltz
Kenneth A. Hiltz
Principal


Acknowledged and Agreed to:

FOSTER WHEELER LTD.

By:    /s/Raymond J. Milchovich
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Its:
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Dated:
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